UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 2, 2012

DATE OF REPORT

(DATE OF EARLIEST EVENT REPORTED)

NEWS CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	001-32352	26-0075658
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

1211 Avenue of the Americas, New York, New York 10036

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(212) 852-7000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

NOT APPLICABLE

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

On February 2, 2012, News Corporation (the “Company”) announced that it has agreed to support €300 million of financing measures that are being initiated by Sky Deutschland AG (“Sky Deutschland”). The Company currently holds 49.9 percent of Sky Deutschland.

The financing measures will be raised in a two-step process. By the end of March 2012, a minimum of €100 million will be raised through any or a combination of the following measures: a rights offering; a private placement, with a maximum of up to 10 percent of registered shares limited to Sky Deutschland investors; and/ or a loan provided by the Company, which if chosen, will be at a 14 percent coupon payable in kind and will have a maturity of two years. The remaining funds to reach an aggregate of €300 million are expected to be raised by Sky Deutschland by the end of September 2012 and are planned through any or a combination of the measures mentioned above and/or a convertible bond underlying Sky Deutschland shares. In the event that a convertible bond is issued, the aggregate funding amount will be increased by the amount of interest payable on the bond from the date of issue until December 31, 2013.

The financing measures, which are backstopped by the Company, are structured such that the Company’s current 49.9 percent shareholding in Sky Deutschland will not increase unless the Company elects to do so.

The Company’s backstop commitment is subject to certain customary conditions such as the absence of a material adverse change in Sky Deutschland’s business. The financing measures are expected to be completed by no later than September 30, 2012.

A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description

99.1	Press release of News Corporation, dated February 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWS CORPORATION (REGISTRANT)

By:	/s/ Janet Nova
Janet Nova
Senior Vice President

Dated: February 2, 2012

Exhibit Index

Exhibit No.	Description

99.1	Press release of News Corporation, dated February 2, 2012.